                                                                   EXHIBIT 10.80


                            STOCK PURCHASE AGREEMENT


                                  by and among


                           SOLVESON CRANE RENTAL, INC.

                  SOLVESON FAMILY REVOCABLE TRUST (DTD 8/14/90)

                                       and

                           CRESCENT MACHINERY COMPANY








                                  July 8, 1999

                                TABLE OF CONTENTS


                                                                            Page
STOCK PURCHASE AGREEMENT.....................................................1

ARTICLE I -- TERMS OF THE TRANSACTION........................................1
         1.1  Agreement to Sell and to Purchase Shares.......................1
         1.2  Purchase Price and Payment.....................................1
         1.3  Adjustment of Purchase Price...................................1
         1.4  Escrow Agreement...............................................2

ARTICLE II -- CLOSING AND CLOSING DATE.......................................2
         2.1  Closing Date...................................................2
         2.2  Effective Date.................................................2

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF SELLER
         AND THE COMPANY.....................................................3
         3.1  Corporate Organization.........................................3
         3.2  Qualification..................................................3
         3.3  Charter and Bylaws.............................................3
         3.4  Capitalization of each Company.................................3
         3.5  Authority Relative to This Agreement...........................4
         3.6  Noncontravention...............................................4
         3.7  Governmental Approvals.........................................5
         3.8  No Subsidiaries................................................5
         3.9  Shares   ......................................................5
         3.10  Financial Statements..........................................5
         3.11  Absence of Undisclosed Liabilities............................5
         3.12  Absence of Certain Changes....................................6
         3.13  Tax Matters...................................................6
         3.14  Compliance With Laws..........................................7
         3.15  Legal Proceedings.............................................7
         3.16  Title to Properties...........................................7
         3.17  Sufficiency and Condition of Properties.......................7
         3.18  Real Property.................................................8
         3.19  Tangible Personal Property....................................8
         3.20  Leased Property...............................................8
         3.21  Inventory.....................................................9
         3.22  Receivables...................................................9
         3.23  Intellectual Property.........................................9
         3.24  Permits .....................................................10
         3.25  Agreements...................................................10
         3.26  ERISA   .....................................................11
         3.27  Environmental Matters........................................12
         3.28  Labor Relations..............................................13
         3.29  Employees....................................................13

         3.30  Insider Interests.............................................14
         3.31  Insurance.....................................................14
         3.32  Financial Requirements........................................14
         3.33  Bank Accounts and Powers of Attorney..........................14
         3.34  Books and Records.............................................15
         3.35  Illegal Payments..............................................15
         3.36  Offerings of Securities.......................................15
         3.37  Brokerage Fees................................................15
         3.38  Disclosure....................................................15
         3.39  Representations and Warranties on Closing Date................16

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF BUYER........................16
         4.1  Corporate Organization.........................................16
         4.2  Authority Relative to This Agreement...........................16
         4.3  Noncontravention...............................................16
         4.4  Governmental Approvals.........................................17
         4.5  Brokerage Fees.................................................17
         4.6  Representations and Warranties on Closing Date.................17

ARTICLE V -- CONDUCT OF THE COMPANY PENDING CLOSING..........................17
         5.1  Conduct and Preservation of Business...........................17
         5.2  Restrictions on Certain Actions................................17

ARTICLE VI -- ADDITIONAL AGREEMENTS..........................................19
         6.1  Access to Information..........................................19
         6.2  Third Party Consents...........................................20
         6.3  Employment Agreement...........................................20
         6.4 [Reserved]......................................................20
         6.5  Employee and Employee Benefit Plan Matters.....................20
         6.6 New Lease ......................................................20
         6.7  Uncollected Receivables........................................20
         6.8  Public Announcements...........................................20
         6.9  [Reserved].....................................................20
         6.10  [Reserved]....................................................20
         6.11  Fees and Expenses.............................................21
         6.12  Transfer Taxes................................................21
         6.13  Survival of Covenants.........................................21

ARTICLE VII -- TAX MATTERS...................................................21
         Section 7.1.  Liability for Taxes, Filing Returns...................21
         Section 7.2  Corporate Records......................................22
         Section 7.3  Resolution of Disagreements............................22

ARTICLE VIII -- CONDITIONS TO OBLIGATIONS OF SELLER..........................22
         8.1  Representations and Warranties True............................22
         8.2  Covenants and Agreements Performed.............................23
         8.3  Legal Proceedings..............................................23
         8.4  Other Documents................................................23

ARTICLE IX -- CONDITIONS TO OBLIGATIONS OF BUYER.............................23
         9.1  Representations and Warranties True............................23
         9.2  Covenants and Agreements Performed.............................23
         9.3  Certificate....................................................23
         9.4  Legal Proceedings..............................................23
         9.5  Consents ......................................................24
         9.6  No Material Adverse Change.....................................24
         9.7  Due Diligence..................................................24
         9.8  Employment Agreements..........................................24
         9.9  New Lease......................................................24
         9.10  Other Documents...............................................24

ARTICLE X -- TERMINATION, AMENDMENT, AND WAIVER..............................25
         10.1  Termination...................................................25
         10.2  Effect of Termination.........................................26
         10.3  Amendment.....................................................26
         10.4  Waiver  ......................................................26
         10.5  Remedies Not Exclusive........................................26

ARTICLE IX -- SURVIVAL OF
         REPRESENTATIONS; INDEMNIFICATION....................................26
         11.1  Survival......................................................26
         11.2  Indemnification by ...........................................26
         11.3  Indemnification by Buyer......................................27
         11.4  Procedure for Indemnification.................................27
         11.5  Threshold for Buyer Group Damages.............................27

ARTICLE XII -- MISCELLANEOUS.................................................28
         12.1  Notices ......................................................28
         12.2  Entire Agreement..............................................28
         12.3  Binding Effect; Assignment; No Third Party Benefit............28
         12.4  Severability..................................................28
         12.5  GOVERNING LAW.................................................29
         12.6  Further Assurances............................................29
         12.7  Descriptive Headings..........................................29
         12.8  Gender  ......................................................29
         12.9  References....................................................29
         12.10  Counterparts.................................................29
         12.11  Injunctive Relief............................................29
         12.12  Jurisdiction and Venue.......................................30

ARTICLE XIII -- DEFINITIONS..................................................30
         13.1  Certain Defined Terms.........................................30
         13.2  Certain Additional Defined Terms..............................31

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 8, 1999, is made by and among Solveson Crane Rental, Inc., a California corporation (the "Company"), Solveson Family Revocable Trust (DTD 8/14/90) ("Seller"), and Crescent Machinery Company, a Texas corporation ("Buyer").

         WHEREAS, Seller owns all the outstanding shares of common stock, no par value per share, of the Company (the "Shares"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desire to purchase from Seller, the Shares; and

         WHEREAS, the Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Seller and Buyer hereby agree as follows:

                      ARTICLE I -- TERMS OF THE TRANSACTION

         1.1 Agreement to Sell and to Purchase Shares. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, the number of Shares set forth opposite the name of Seller on Annex I.

         1.2 Purchase Price and Payment. In consideration of the sale of the Shares to Buyer, and subject to adjustment pursuant to Section 1.3 below, Buyer shall pay to Seller at the Closing the aggregate purchase price of Three Million, Two Hundred Eight Thousand, One Hundred Seventy-Two and No/100 Dollars ($3,208,172.00) (the "Purchase Price") by delivery at closing of Buyer's promissory note in the principal aggregate amount of the Purchase Price minus ten percent (10%) of the Purchase Price (the "Promissory Note"), which shall be in the form of Exhibit 1.2 attached hereto.

         1.3 Adjustment of Purchase Price.

         (a) The Purchase Price will be adjusted (either up or down) based on the aggregate net change in the asset and liability accounts of the Company set forth on Schedule 1.3(a) hereto (the aggregate balance of such accounts, the "Net Worth of the Company") as of the Effective Date, as compared to the Net Worth of the Company as of March 31, 1999, as shown on Schedule 1.3(a). If, upon completion of the procedures set forth in Section 1.3(b) below, it is finally determined that (i) the Net Worth of the Company as of the Effective Date is greater than the Net Worth of the Company as of March 31, 1999, then the Purchase Price shall be increased by the amount of such difference in cash, and Buyer shall pay to Seller the amount of such difference within ten (10) days after such final determination, or (ii) the Net Worth of the Company as of the Effective Date is less than the Net Worth of the Company as of March 31, 1999, then the Purchase Price shall be decreased by the amount of such difference, and Seller shall pay to Buyer the amount of such difference in cash within ten (10) days after such final determination.

         (b) Within sixty (60) days after the Closing, Buyer will prepare and deliver to Seller a statement of the Net Worth of the Company as of the close of business on the Closing Date (the "Closing Statement"), which statement shall be prepared in accordance with GAAP and the instructions provided in Schedule 1.3(b) hereto. If, within thirty (30) days following delivery of the Closing Statement to Seller, Seller has not given Buyer notice of its objection to the Closing Statement (such notice must contain a detailed statement of the basis of the Seller's objection), then the Net Worth of the Company reflected in the Closing Statement will be used in computing the adjustment to the Purchase Price. If Seller gives Buyer such notice of objection and the parties are unable to resolve the subject of such objection within fifteen (15) days after such notice, then the issues in dispute will be submitted to PricewaterhouseCoopers LLP, certified public accounts (the "Accountants"), for resolution with instructions to the Accountants to resolve such dispute within forty-five (45) days. If issues in dispute are submitted to the Accountants for resolution (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller as a group will each bear 50% of the fees and expenses of the Accountants for such determination. The final determination of the Net Worth of the Company as of the close of business on the Closing Date shall occur on the earliest of (A) thirty
(30) days after delivery of the Closing Statement to Seller without objection,
(B) written agreement of Seller and Buyer to the Closing Statement or any modification thereof, or (C) written determination by the Accountants.

         1.4 Escrow Agreement. In order to secure the indemnity obligations of Seller under Article XI, Buyer shall, on the date the principal balance of the Promissory Note is repaid, deposit into escrow an amount equal to ten percent (10%) of the Purchase Price payable to Seller at the Closing pursuant to the terms of an escrow agreement (the "Escrow Agreement") to be entered into at the Closing by Seller, Buyer, and Bank of America (or other escrow agent selected by the parties), as escrow agent. The Escrow Agreement shall be in substantially the form set forth as Exhibit 1.4. Except as otherwise set forth in the incremental release provisions therein, the escrow agent shall hold the escrowed funds in escrow under the Escrow Agreement at all times for a three-year period beginning on the Closing Date.

                     ARTICLE II -- CLOSING AND CLOSING DATE

         2.1 Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Thompson & Knight, P.C., in Dallas, Texas, at 10:00 a.m., local time, on July 8, 1999, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

         2.2 Effective Date. Notwithstanding the date this Agreement is executed or the formal closing referenced above, the effective date of the transfer of the shares shall be the beginning of business on July 1, 1999 (the "Effective Date").

                         ARTICLE III -- REPRESENTATIONS
                    AND WARRANTIES OF SELLER AND THE COMPANY

         Seller and the Company jointly and severally represent and warrant to Buyer that:

         3.1 Corporate Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending.

         3.2 Qualification. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions set forth on
Schedule 3.2, which are all the jurisdictions in which it owns, leases, or operates property or in which such qualification or licensing is required for the conduct of its business.

         3.3 Charter and Bylaws. The Company has made available to Buyer accurate and complete copies of (i) the Articles of Incorporation and Bylaws of the Company (certified by the Secretary of State of such Company's jurisdiction of incorporation and the secretary or an assistant secretary of such Company, respectively) as currently in effect, (ii) the stock records of the Company, and
(iii) the minutes of all meetings of the Company's Board of Directors, any committees of such Board, and the Company's shareholders (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of the Company and all actions taken by each Company's Board, any committees of such Board, and the Company's shareholders. The Company is not in violation of any provision of its Articles of Incorporation or Bylaws.

         3.4 Capitalization of each Company . The authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, no par value per share, of which 10,100 shares are outstanding and no shares are held in the Company's treasury. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. The Shares constitute (and at the Closing will constitute) all the outstanding shares of capital stock of the Company. Except as set forth above in this Section 3.4, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options, warrants, or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are (and as of the Closing Date there will be) no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, warrants, equity equivalents, interests, or rights.

         3.5  Authority Relative to This Agreement.

         (a) The Company has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of each Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Company and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting creditors' rights generally, and (ii) equitable principals which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         (b) Seller has full legal right, power, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting creditors' rights generally, and (ii) equitable principals which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         3.6  Noncontravention.

         (a) The execution, delivery, and performance by Seller and the Company of this Agreement and the consummation by them of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of the Company, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company, or (iv) assuming compliance with the matters referred to in Section 3.7, violate any Applicable Law binding upon the Company.

         (b) The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any contract, agreement, instrument, or obligation to which Seller is a party or by which Seller or any of Seller's properties may be bound,
(ii) result in the creation or imposition of any Encumbrance upon the properties of

Seller, or (iii) assuming compliance with the matters referred to in Section 3.7, violate any Applicable Law binding upon Seller.

         3.7 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Seller or the Company in connection with the execution, delivery, or performance by Seller and the Company of this Agreement or the consummation by them of the transactions contemplated hereby.

         3.8 No Subsidiaries. The Company has no subsidiaries. In addition, Company does not own, directly or indirectly, any capital stock or other securities of any corporation or have any direct or indirect equity or ownership interest in any other person.

         3.9 Shares. Seller is (and at the Closing will be) the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to all of the Shares, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or
(ii) restrictions on transfer that may be imposed by federal or state securities laws.

         3.10 Financial Statements. The Company has delivered to Buyer accurate and complete copies of (i) the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, as prepared by Bowman & Company, LLP, independent public accountant (the "Unaudited Financial Statements"), and (ii) the Company's unaudited balance sheet as of June 30, 1999 (the "Latest Balance Sheet"), and the related unaudited statements of income, stockholders' equity, and cash flows for the three-month period then ended (the "Unaudited Interim Financial Statements"), certified by the Company's chief financial officer (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, except that the Financial Statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles, and (iii) accurately, completely, and fairly present the Company's financial position as of the respective dates thereof and its results of operations and cash flows for the periods then ended. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since March 31, 1999 giving rise to special or nonrecurring income or any such write-up or revaluation.

         3.11 Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company, and whether due or to become due), except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Audited Financial Statements, (iii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement),
(iv) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a liability for breach of contract), or (v) liabilities specifically set forth on Schedule 3.11.

         3.12 Absence of Certain Changes. Except as disclosed on Schedule 3.12, since March 31, 1999, (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company; (ii) the business of the Company has been conducted only in the ordinary course consistent with past practice; (iii) Company has not incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice;
(iv) Company has not suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) Company has not taken any of the actions set forth in Section 5.2 except as permitted thereunder.

         3.13 Tax Matters. Except as disclosed on Schedule 3.13:

         (a) the Company has (and as of the Closing Date will have) duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to it with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

         (b) the Company has (and as of the Closing Date will have) paid, or specifically and fully reserved against in the Latest Balance Sheet (not including any reserve for deferred taxes to reflect timing differences between book and tax income), all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as fully disclosed on Schedule 3.13;

         (c) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of the Tax Returns;

         (d) the Company has (and as of the Closing Date will have) made all deposits required with respect to Taxes;

         (e) the federal income Tax Returns of the Company have been audited by the IRS through the Taxable years ended either March 31, 1986 or March 31, 1987, and the audit proceedings have been closed and all adjustments settled through the Taxable year ended March 31, 1987;

         (f) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Company; and

         (g) the Company has not filed a consent under Section 341(f) of the Code or an election under Section 1362 of the Code.

         3.14 Compliance With Laws. The Company has complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights). Neither Seller nor the Company have received any written notice, which has not been dismissed or otherwise disposed of, that the Company has not so complied. Company is not charged or, to the best knowledge of Seller and the Company, threatened with, or, to the best knowledge of Seller and the Company, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of Company.

         3.15 Legal Proceedings. Except as disclosed on Schedule 3.15, there are no Proceedings pending or, to the best knowledge of Seller and the Company, threatened against or involving the Company (or any of its directors or officers in connection with the business or affairs of the Company) or any properties or rights of the. Except as disclosed on Schedule 3.15, any and all potential liability of the Company under such Proceedings is adequately covered (except for standard deductible amounts) by the existing insurance maintained by the Company described in Section 3.32. No judgment, order, writ, injunction, or decree of any Governmental Entity has been issued or entered against the Company which continues to be in effect. There are no Proceedings pending or, to the best knowledge of Seller and the Company, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         3.16 Title to Properties. The Company has good, marketable title to all properties (personal, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Latest Balance Sheet, other than those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except (a) as disclosed on
Schedule 3.16, (b) as set forth in the Latest Balance Sheet as securing specific liabilities, (c) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, and (e) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Company's normal operations.

         3.17 Sufficiency and Condition of Properties. The properties owned, leased, or used by the Company are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes used, and are adequate and sufficient for the normal operation of the Company's business. Such properties and their uses conform to all Applicable Laws, and Seller and the Company have not received any notice to the contrary. All such tangible properties are in the Company's possession or under its control.

         3.18  Real Property.

         (a) Set forth on Schedule 3.18 is a list, by street address of all real property leased by the Company (for purposes of this Section 3.18, the "Real Property"), a brief description of the principal facilities and structures (if any) located thereon, and, with respect to leased Real Property, a brief description of the applicable leases and the material terms thereof. There are no persons (other than the Company) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than the Company) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. The Real Property has full and free access to and from public highways, streets, and roads, and Seller and the Company have no actual knowledge of any pending or threatened Proceeding or any other fact or condition which would limit or result in the termination of such access. There exists no Proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the Real Property by the Company in the manner it is currently used.

         (b) The buildings, improvements, and fixtures situated on the Real Property are in good condition and repair (excepting ordinary wear and tear and minor maintenance and repair problems which would normally be associated with such assets when used in connection with the operation of the Company's business), free of any patent structural defects.

         (c) The Company has delivered to Buyer, accurate and complete copies of all leases to which the Company is a party relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

         3.19 Tangible Personal Property. Set forth on Schedule 3.19 is a list, as of May 31, 1999, of all furniture, equipment, machinery, materials, motor vehicles, rolling stock, apparatus, tools, implements, appliances, and other tangible personal property (other than spare parts, supplies, and inventory) owned, leased, or used by the Company, except for items having a value individually of less than $1,000 which do not, in the aggregate, have a value exceeding $10,000. All tangible personal property owned, leased, or used by the Company is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the purposes used, and is adequate and sufficient for the normal operation of the Company's business. The motor vehicles and rolling stock owned or leased by the Company are utilized solely for the transportation by the Company, for its own account and not for the account of others, of inventories, supplies, and other items relating to the operation of the Company's business, and such activities do not require the obtainment of any Permit.

         3.20 Leased Property. The Company has good and valid leasehold interests in all properties held by it under lease. The lessee under each such lease and its predecessor under each such lease, if any, has been in peaceable possession (or remedied any claims relating thereto) of the property covered thereby since the commencement of the original term of such lease. No waiver, indulgence, or postponement of the lessee's obligations under any such lease has been granted by the lessor or of the lessor's obligations thereunder by the lessee. The lessee under each such lease is not in breach of or in default under such lease, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the lessee under such lease, and the lessee has not received any notice from, or given any notice to, the lessor indicating that the lessee or the lessor is in breach of or in default under such lease. To the best knowledge of Seller and the

Company, none of the lessors under such leases is in breach thereof or in default thereunder. The lessee under each such lease has full right and power to occupy or possess, as the case may be, all the property covered by such lease.

         3.21 Inventory. All inventory (including raw materials, work-in-progress, and finished goods) and related supplies reflected on the Latest Balance Sheet or thereafter acquired and not disposed of in the ordinary course of business is in good condition and is merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the Company's ordinary course of business as first quality goods at normal mark-ups. None of such items is obsolete, discontinued, returned, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value or for which adequate reserves have been provided in the Latest Balance Sheet. Each item of inventory reflected on the Latest Balance Sheet or in the Company's books and records is so reflected on the basis of a complete physical count and is valued at the lower of cost, on a first-in, first-out basis, or market in accordance with generally accepted accounting principles consistently applied. The present quantities of all inventories of the Company are sufficient to serve adequately its customers in the ordinary course. Finished goods in such inventories conform to the applicable specifications of the Company, including all applicable warranties, whether express or implied, given in connection with the sales of such goods and under Applicable Laws, and are free from defects in design, workmanship, and material. The Company also maintains sufficient inventories of spare and replacement parts to meet any repair and replacement obligations in the ordinary course, under applicable warranties or otherwise.

         3.22 Receivables. Subject to Section 6.7 hereof, all receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Company as reflected on the Latest Balance Sheet or arising since the date thereof are valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation, net of all cash discounts and doubtful accounts as reflected on the Latest Balance Sheet (in the case of receivables so reflected) or on the books of the Company (in the case of receivables arising since the date thereof). The allowances for doubtful accounts reflected on the Latest Balance Sheet and on the books of the Company were determined in accordance with generally accepted accounting principles and were and are reasonable in light of historical data and other relevant information.

         3.23  Intellectual Property.

         (a) Set forth on Schedule 3.23 is a list of all Intellectual Property owned by the Company or which it is licensed to use. Schedule 3.23 specifies, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all material licenses, sublicenses, and other agreements to which the Company is a party and pursuant to which any person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof.

         (b) The listed Intellectual Property constitutes all Intellectual Property necessary for the conduct of the Company's business on a basis consistent with past practice for at least the past five (5) years. The Company has good and marketable title to or is validly licensed to use all such Intellectual Property. Each item of such Intellectual Property is in full force and effect, the Company is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller and the Company, no event has occurred which permits, or upon the giving of notice or the passage of time or otherwise would permit, revocation or termination of any thereof. There are no Proceedings pending or, to the best knowledge of Seller and the Company, threatened against any Company asserting that the use by any Company of any of such Intellectual Property infringes the rights of any other person or seeking revocation, termination, or concurrent use of any of such Intellectual Property, and there is, to the best knowledge of Seller and the Company, no basis for any such Proceeding. To the best knowledge of Seller and the Company, none of such Intellectual Property is being infringed upon by any other person. None of such Intellectual Property is subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Entity, or any agreement, arrangement, or understanding, written or oral, restricting the scope or use thereof. To the best knowledge of Seller and the Company, the conduct of the Company's business at any time prior to the Closing Date did not, and the conduct of such business on a basis consistent with past practice as of the Closing Date will not, infringe upon or otherwise misappropriate any Intellectual Property of any other person.

         3.24 Permits. Set forth on Schedule 3.24 is a list of all Permits held by the Company, which are all the Permits necessary or required for the conduct of the business of the Company as currently conducted. Each of such Permits is in full force and effect, the Company is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller and the Company, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. Except as disclosed on Schedule 3.24, no notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of Seller and the Company, threatened with respect to any alleged failure by any Company to have any Permit.

         3.25  Agreements.

         (a) All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section 3.25, "agreements") to which the Company is a party or by which the Company or any of its properties is otherwise bound, regardless of amount or subject matter, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company are listed on Schedule 3.25.

         (b) The Company has delivered to Buyer accurate and complete copies of the agreements listed on Schedule 3.25. Each of such agreements is a valid and binding agreement of the parties thereto enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default.

         3.26  ERISA.

         (a) The Company's Medical Expense Reimbursement Plan, adopted April 22, 1983 and as amended January 1, 1999 (the "Medical Plan") is the only plan providing employee benefits sponsored, maintained or contributed to by the Company and may be an "employee benefit plan," as defined in Section 3(3) of ERISA. If so, the Medical Plan (i) has been subject to any provision of ERISA,
(ii) has been maintained, administered, or contributed to by the Company or any affiliate of any Company, and (iii) has covered any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. The Company has delivered to Buyer accurate and complete copies of the Medical Plan (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports, if applicable (Form 5500 including, if applicable, Schedule B thereto), prepared in connection with the Medical Plan and (ii) the most recent actuarial valuation report, if applicable, prepared in connection with the Medical Plan. For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The Company has no other "employee benefit plan" as defined in
Section 3(3) of ERISA. The Medical Plan would not constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

         (b) The Medical Plan (i) does not constitute a "multiemployer plan," as defined in Section 3(37) of ERISA (for purposes of this Section 3.26, a "Multiemployer Plan"), (ii) is not maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) is not subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (iv) during the past five (5) years, neither the Company nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to the Medical Plan. Neither the Company nor any affiliate of the Company has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with the Medical Plan has or will make the Company or any director or officer of the Company subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code. There are no threatened or pending claims by or on behalf of the Medical Plan, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of the Company, its officers or directors, or the Medical Plan, under ERISA or any other Applicable Law and there is no basis for any such claim.

         (c) Other than the Medical Plan the Company and those arrangements listed on Schedule 3.26, the Company has no other employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an employee benefit plan covered by ERISA, (ii) is entered into, maintained, or contributed to, as the case may be, by the Company or any affiliate of the Company, and (iii) covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. Such contracts, plans, and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

         (d) Neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 162(a)(1), or could give rise to any penalty or excise Tax pursuant to
Section 4980B or 4999 of the Code.

         (f) There has been no amendment, written interpretation, or announcement (whether or not written) by the Company or any affiliate of the Company of or relating to, or change in employee participation or coverage under, the Medical Plan or Benefit Arrangement which would increase materially the expense of maintaining the Medical Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 1999.

         3.27  Environmental Matters.

         (a) Except as set forth in the Phase I Environmental Audit Report prepared by Law Engineering on behalf of Buyer, the Company, as an operator on the property leased by the Company is not in violation of, or subject to any pending or, to the best knowledge of Seller and the Company, threatened Proceeding under, or subject to any remedial obligations under, any Applicable Laws pertaining to health, safety, the environment, Hazardous Substances, or Solid Wastes (such Applicable Laws as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Section, called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called "RCRA"), and other applicable federal or state environmental conservation or protection laws. To the best knowledge of the Company, no asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by Applicable Laws, has been installed in on the leased property. The representations and warranties set forth in the preceding sentences of this
Section 3.27 would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions, and circumstances, if any, pertaining to the leased property.

         (b) The Company has not obtained and is not required to obtain any Permits to construct, occupy, operate, or use any buildings, improvements, fixtures, equipment, or other tangible property forming a part of the Property by reason of any Applicable Environmental Laws. The Company undertook, at the time of acquisition of the Property, all appropriate inquiry into the previous ownership and uses of the leased property consistent with good commercial or customary practice. The Company has taken all steps necessary to determine and has determined that no Hazardous

Substances or Solid Wastes have been Disposed of or otherwise Released on or to the leased property.

         (c) The terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, and the terms "Solid Waste" and "Disposal" (or "Disposed") shall have the meanings specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, that to the extent the laws of the jurisdiction in which the Property is located establish a meaning for "Hazardous Substance," "Release," "Solid Waste," or "Disposal" (or "Disposed") which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         3.28  Labor Relations.

         (a) (i) There are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with employees as a group to or by which the Company is a party or is bound; (ii) no employees of the Company are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Company in an appropriate unit of the Company; (iv) the Company has not been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the best knowledge of Seller and the Company, threatened with any strike or other concerted labor activity or dispute; and (v) the Company is not obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees.

         (b) The Company is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of its employees and is not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of Seller and the Company, threatened Proceeding by or before, and except a disclosed on Schedule 3.28 the Company is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of the Company.

         (c) Seller and the Company believe that relations with the employees of the Company are satisfactory.

         3.29 Employees. Set forth on Schedule 3.29 is a list of (a) all directors and officers of the Company, and (b) the name, social security number, and dates of employment by the Company of each employee, agent, and consultant of the Company as of May 31, 1999, together with the total amounts of salary, bonuses, and other compensation paid or payable by the Company to each such person for the current fiscal year and the immediately preceding fiscal year. The consummation of the transactions contemplated by this Agreement will not result in the incurring of any severance pay obligations to any person employed by the Company. Other than on Schedule 3.30, no Seller and no affiliate of any Seller has entered into any type of employment or consulting agreement, written or oral, with any employee of the Company, nor has any Seller or any affiliate of any Seller engaged in discussions with any such employee relating thereto.

         3.30 Insider Interests. Except as disclosed on Schedule 3.30, no shareholder, director, officer, or employee of the Company or any associate of any such shareholder, director, officer, or employee is presently, directly or indirectly, a party to any transaction with the Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. To the best knowledge of Seller and the Company, no shareholder, director, officer, or employee of the Company, any associate of any such shareholder, director, officer, or employee owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of the Company. For purposes of this
Section 3.30 only, an "associate" of any shareholder, director, officer, or employee means any member of the immediate family of such shareholder, director, officer, or employee or any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

         3.31 Insurance. Set forth on Schedule 3.31 is a list of all policies of fire, liability, casualty, life, and other insurance owned or held by the Company. Such policies are in full force and effect, are sufficient to satisfy all requirements of Applicable Laws and any agreements, arrangements, or understandings to which the Company is a party, and provide adequate insurance coverage for the assets and operations of the Company. No event has occurred nor does any fact or condition exist which would render any of such policies void or voidable or subject any of such policies to cancellation or termination. The Company has given timely notice to the appropriate insurance carrier of all pending or threatened claims against it that are insured. Schedule 3.31 also lists all pending and threatened insured claims that are not listed on Schedule 3.15.

         3.32 Financial Requirements. Set forth on Schedule 3.32 is a list and brief description of all bonds, deposits, financial assurance requirements, and insurance coverage required to be submitted to Governmental Entities for the continued ownership and operation of the business and assets of the Company.

         3.33 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.33 are (i) the name and address of each bank or other financial institution in which the Company has an account or a safe deposit box, the account and safe deposit box numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Company and the names of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding powers of attorney from the Company.

         3.34 Books and Records. All the books and records of the Company, including all personnel files, employee data, and other materials relating to employees, are substantially complete and correct, have been maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all transactions, assets, and liabilities of the Company.

         3.35 Illegal Payments. To the best knowledge of Seller and the Company, none of Seller or the Company or any director, officer, employee, or agent of Seller or the Company has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company, which Seller or the Company or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Applicable Law.

         3.36 Offerings of Securities. All securities which have been offered or sold by the Company have been registered pursuant to the Securities Act and applicable state securities laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. To the extent that any such securities were registered under the Securities Act, the applicable registration statements and prospectuses filed with the Securities and Exchange Commission pursuant to the Securities Act, at the time each such registration statement became effective, and at all times when delivery of a prospectus was required pursuant to the Securities Act, complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

         3.37 Brokerage Fees. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold harmless Buyer from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by any Seller or any of Seller's affiliates.

         3.38 Disclosure. No representation or warranty made by Seller or the Company in this Agreement, and no statement of Seller or the Company contained in any document, certificate, or other writing furnished or to be furnished by Seller or the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Seller and the Company know of no matter (other than matters of a general economic character not relating solely to the Company in any specific manner) which has not been disclosed to Buyer pursuant to this Agreement which materially and adversely affects, or will materially and adversely affect, the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company or the ability of Seller to consummate the transactions contemplated hereby.

         3.39 Representations and Warranties on Closing Date. The representations and warranties made in this Article III will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

              ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby generally represents and warrants to Seller and the Company that:

         4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted.

         4.2 Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         4.3 Noncontravention. The execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) assuming compliance with the matters referred to in Section 4, violate any Applicable Law binding upon Buyer.

         4.4 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable requirements of the Securities Act; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable state securities laws; and (iv) filings with

Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

         4.5 Brokerage Fees. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Seller from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by either Buyer or any of its affiliates.

         4.6 Representations and Warranties on Closing Date. The representations and warranties made in this Article IV will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

               ARTICLE V -- CONDUCT OF THE COMPANY PENDING CLOSING

         Seller and the Company hereby jointly and severally covenant and agree with Buyer as follows:

         5.1 Conduct and Preservation of Business. Except as contemplated by this Agreement, during the period from the date hereof to the Closing, the Company (i) shall conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws; (ii) shall use its reasonable best efforts to preserve, maintain, and protect its properties; and (iii) shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with it.

         5.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, the Company shall not, without the prior written consent of Buyer:

         (a)  amend its charter or bylaws;

         (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

         (c) (i) split, combine, or reclassify any shares of its capital stock;
(ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem, or otherwise acquire any of its securities; or
(iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company;

         (d) (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person; (ii) make any loans, advances, or capital contributions to, or investments in, any other person; (iii) pledge or otherwise encumber shares of capital stock of the Company; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon;

         (e) (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

         (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company;

         (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

         (h) make any capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $250,000 and outside of the ordinary course of business;


         (i) make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability;

         (j) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Latest Balance Sheet in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company repay any long-term indebtedness except to the extent required by the terms thereof;

         (k) enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

         (l) amend, modify, or change any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

         (m) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

         (n)  lay off any of its employees;

         (o)  change any of its banking or safe deposit arrangements;

         (p) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles and notice of which is given in writing by the Company to Buyer;

         (q) take any action which would or might make any of the representations or warranties of Seller or the Company contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

         (r) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.2.

                       ARTICLE VI -- ADDITIONAL AGREEMENTS

         6.1 Access to Information. Between the date hereof and the Closing, Seller and the Company (i) shall give Buyer and its authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by the Company's independent public accountants, of the Company, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause the Company's officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Company as Buyer may from time to time reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall affect any representation or warranty of Seller or the Company contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that Seller and the Company shall have the right to have a representative present at all times.

         6.2 Third Party Consents. Seller and the Company shall use its reasonable best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by Buyer to be desirable to enable Seller to transfer the Shares to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section 6.2 shall be borne by Seller.

         6.3 Employment Agreement. Each of Harvey Solveson and Tom Solveson and the Company shall enter into an employment and non-competition agreement (the "Employment Agreements") at (and subject to the occurrence of) the Closing pursuant to which the Company shall agree to employ Harvey Solveson and Tom Solveson as employees of the Company for the period and on the terms set forth therein. The Employment Agreements shall be in substantially the form set forth as Exhibit 6.3A and 6.3B

         6.4 [Reserved].

         6.5 Employee and Employee Benefit Plan Matters. The Company shall cancel the Medical Plan and its Phantom Stock Appreciation Plan prior to the Closing.

         6.6 New Lease. The Company and Seller will enter into a real property lease agreement (the "Lease Agreement") with respect to the property located at 1 Sloan Court, Tracy, California 95376, effective as of the Effective Date, on substantially the same terms as set forth in the lease agreement set forth as
Exhibit 6.6.

         6.7 Uncollected Receivables. If, on or prior to December 31, 1999, the Company has been unable to collect the account receivables owned by it as of Closing Date hereunder in full, subject to the allowance for doubtful accounts as reflected on the Latest Balance Sheet, Buyer shall have the option to cause the Company to sell and, upon exercise of such option, Seller shall have the obligation to buy, such uncollected receivables, for cash, at the aggregate face value thereof less an amount equal to the allowance for doubtful accounts as reflected on the Latest Balance Sheet. Seller shall be obligated to consummate such repurchase within ten days after written notice from Buyer of Buyer's election to require such repurchase.

         6.8 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Buyer, on the one hand, nor Seller and the Company, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         6.9  [Reserved].

         6.10 [Reserved].

         6.11 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

         6.12 Transfer Taxes. All sales and transfer Taxes and fees (including all real estate transfer and closing Taxes and recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Seller, and Seller shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

         6.13 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation, subject to Section 11.1 hereof.

                           ARTICLE VII -- TAX MATTERS

         Section 7.1.  Liability for Taxes, Filing Returns.

         (a) Taxable Periods Ending on or Before the Closing Date. Seller shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Company for all Taxable years and periods ending on or before the Closing Date. Seller shall be solely liable for and shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns. Seller shall indemnify and hold harmless Buyer and the Company against all Taxes of the Company for any Taxable year or Taxable period ending on or before the Closing Date. Notwithstanding the foregoing, Buyer shall be responsible for Taxes accruing in the ordinary course of business between the Closing Date and the Effective Date.

         (b) Taxable Periods Commencing After the Closing Date. Buyer shall be solely liable for all taxes of the Company for all Taxable years and periods commencing after the Closing Date. Buyer shall cause to be prepared and duly filed all Tax Returns of the Company for Taxable periods commencing after the Closing Date. Buyer shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns. Except to the extent provided in
Section 7.1(c) below, Buyer shall be liable for, and shall indemnify and hold harmless Seller against, any and all Taxes for any Taxable year or Taxable period commencing after the Closing Date due or payable by the Company.

         (c) Taxable Periods Commencing Before and Ending After the Closing Date,. Buyer shall cause the Company to pay all Taxes due for any Taxable year or Taxable period commencing before and ending after the Closing Date (the "Straddle Period"). Upon notice from Buyer, Seller shall pay to Buyer prior to the date any payment for Taxes as described in this Section 7.1(c) is due, an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Straddle Period had ended on the Closing Date (using an interim-closing-of-the-books method except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (such as deductions for depreciation and depletion) shall be apportioned on a per diem basis) over
(ii) the sum of the Taxes for the Straddle Period (A) which have been specifically and fully reserved for on the Closing Statement or (not including any reserve for deferred taxes to reflect timing differences between book and tax income) (B) paid by the Company or by Seller or an affiliate thereof with respect to the Company prior to the Effective Date. (not including any reserve for deferred taxes to reflect timing differences between book and tax income). Notwithstanding the foregoing, Buyer shall be responsible for Taxes accruing in the ordinary course of business between the Closing Date and the Effective Date.

         (d) Limitations. The responsibility of the parties for Taxes pursuant to this Section 7.1 shall not be subject to the limitations on indemnification contained in Article XI, including, but not limited to, any limitations with respect to the survival period, caps, floors or baskets.

         Section 7.2 Corporate Records. The parties hereto shall provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right to refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties. Buyer and Seller shall preserve or cause to be preserved, and retain or cause to be retained, all returns, schedules, work papers, and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the Taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of the Company to Seller or Buyer, as the case may be, and their respective officers, employees, and agents upon reasonable notice and at reasonable times, it being understood that Seller and Buyer shall be entitled to make copies of any such books and records as they shall deem necessary. Buyer further agrees to permit representatives of Seller to meet with employees of Buyer and the Company on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided. Any information obtained pursuant to this Section 7.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceedings.

         Section 7.3. Resolution of Disagreements. If Seller and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within 15 days after the initial date of consultation, Seller and Buyer shall cause such dispute to be resolved in the same manner, and subject to the same terms and conditions, as if such dispute was an issue to be resolved pursuant to Section 1.3(b).

               ARTICLE VIII -- CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         8.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

         8.2 Covenants and Agreements Performed. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         8.3 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.4 Other Documents. Seller shall have received the certificates, instruments, and documents listed below:

         (a) The Purchase Price to be delivered to Seller in the form of a promissory note pursuant to Section 1.2; and

         (b) Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

                ARTICLE IX -- CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         9.1 Representations and Warranties True. All the representations and warranties of Seller and the Company contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

         9.2 Covenants and Agreements Performed. Seller and the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         9.3 Certificate. Buyer shall have received a certificate executed by Seller and on behalf of the Company by the chairman and chief financial officer of the Company, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in this
Article IX have been fulfilled and that Seller and the Company are not in breach of any provision of this Agreement.

         9.4 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         9.5 Consents. All consents and approvals of third parties (including Governmental Entities) required to be obtained by or on the part of the parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all thereof shall be in full force and effect at the time of Closing.

         9.6 No Material Adverse Change. Since March 31, 1999, there shall not have been any material adverse change in the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company.

         9.7 Due Diligence. The due diligence conducted by Buyer and its representatives in connection with the proposed transactions contemplated hereby shall not have caused Buyer or its representatives to become aware of any facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company which, in the good faith judgment of Buyer, make it inadvisable for Buyer to proceed with the consummation of the transactions contemplated hereby.

         9.8 Employment Agreements. Harvey Solveson and Tom Solveson shall have entered into their respective Employment Agreements with the Company.

         9.9 New Lease. The Seller and the Company shall have executed the Lease Agreement.

         9.10 Other Documents. Buyer shall have received the certificates, instruments, and documents listed below:

         (a) The stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of the Company.

         (b) The minute books, stock records, and corporate seal of the Company, certified as complete and correct as of the Closing Date by the secretary or an assistant secretary of the Company.

         (c) All of the Company's books and records, including without limitation minute books, corporate charter, bylaws, stock records, bank account records, accounting records, computer records, and all contracts with third parties.

         (d) The written resignation from the Board of Directors of the Company of each member of such Board, such resignation to be effective concurrently with the Closing on the Closing Date.

         (e) The written resignation as an officer of the Company of each officer of the Company, such resignation to be effective concurrently with the Closing on the Closing Date.

         (f) A copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement, certified by the secretary or an assistant secretary of the Company.

         (g) A certificate from the Secretary of State of California, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing, respectively, of the Company under the laws of such state.

         (h) Lien search reports, each dated not more than 10 days prior to the Closing Date, showing that no financing statements or other liens (or notices with respect to liens) naming the Company as debtor are on file in the Uniform Commercial Code or other relevant records of the office of the Secretary of State of California or the county clerk's office of San Joaquin County.

         (i) Such other certificates, instruments, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

                 ARTICLE X -- TERMINATION, AMENDMENT, AND WAIVER

         10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

         (a)  by mutual written consent of Seller and Buyer; or

         (b) by either Seller or Buyer, if:

                       (i) the Closing shall not have occurred on or before August 31, 1999, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                       (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

         (c) by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct, when made or at any time prior to the Closing as if made at and as of such time, or (ii) Buyer shall have failed to fulfill any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by Buyer; or

         (d) by Buyer, if (i) any of the representations and warranties of Seller or the Company contained in this Agreement shall not be true and correct, when made or at any time prior to the Closing as if made at and as of such time, or (ii) Seller or the Company shall have failed to fulfill any of their obligations under this Agreement, and, in the case of each of clauses (i) and
(ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by Seller.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section 10.2 and in Sections 6.8 and 6.11 shall survive the termination hereof. Nothing contained in this Section 10.2 shall relieve any party from liability for damages as a result of any breach of this Agreement.

         10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

         10.4 Waiver. Each of Seller and the Company, on the one hand, and Buyer, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

         10.5 Remedies Not Exclusive. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                            ARTICLE IX -- SURVIVAL OF
                        REPRESENTATIONS; INDEMNIFICATION

         11.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing for a period ending on (and including) the third (3rd) anniversary of the Closing Date, regardless of any investigation made by or on behalf of any party, except that any representations and warranties regarding Taxes shall survive until expiration of the applicable statutes of limitations.

         11.2 Indemnification by Seller. Subject to the terms and conditions of this Article XI, Seller shall indemnify, defend, and hold harmless Buyer, the subsidiaries and parent corporations of Buyer (including, after the Closing, the Company), each director and officer of Buyer or any of its subsidiaries or parent corporations, and each affiliate thereof, and their respective heirs, legal representatives, successors and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any breach by Seller of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

         11.3 Indemnification by Buyer. Subject to the terms and conditions of this Article XI, Buyer shall indemnify, defend, and hold harmless Seller, the subsidiaries and parent corporations, if any, of Seller, each director and officer, if any, of Seller or any of its subsidiaries or parent corporations, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from any breach by Buyer of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

         11.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

         11.5 Threshold for Buyer Group Damages. No indemnification shall be required to be made by the Sellers pursuant to this Article XI with respect to any Buyer Group Damages unless and until the aggregate amount of Damages incurred by the Buyers Group with respect to all Buyer Group Damages (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds Thirty Thousand Dollars ($30,000), it being agreed and understood that, if such amount is exceeded, Seller shall be liable to the fullest extent of such Buyer Group Damages, including those not in excess of Thirty Thousand Dollars ($30,000).

                          ARTICLE XII -- MISCELLANEOUS

         12.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax, or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

              If to Buyer:   2323 Irving Boulevard
                             Dallas, Texas 75207
                             Attention: Mark Roberson
                             Telefax: (214) 634-9183

              If to Seller:  Solveson Family Revocable Trust (DTD 8/14/90)
                             c/o/ Harvey Solveson, Trustee
                             13991 Strawberry Circle
                             Penn Valley, CA 95946
                             Telefax: (530) 432-7620

         12.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign to any wholly owned subsidiary of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to the other party or parties, provided that no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         12.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         12.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS
THEREOF.

         12.6 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

         12.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         12.8 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         12.9 References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include," "includes," and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation." Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         12.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

         12.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

         12.12 Jurisdiction and Venue. In respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereto consents to the jurisdiction and venue of any federal or state court located within Tarrant County, Texas, waives personal service of any and all process upon it, consents that all such service of process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to it at the address specified in
Section 12.1, agrees that service so made shall be deemed to be completed upon actual receipt thereof, and waives any objection to jurisdiction or venue of, and waives any motion to transfer venue from, any of the aforesaid courts.

                           ARTICLE XIII -- DEFINITIONS

         13.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

                       "affiliate" has the meaning specified in Rule 12b-2 promulgated under the Exchange Act.

                       "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

                       "Code" means the Internal Revenue Code of 1986, as amended.

                       "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

                       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                       "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

                       "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

                       "IRS" means the Internal Revenue Service.

                       "Permits" means licenses, permits, franchises, consents, approvals, and other authorizations of or from Governmental Entities.

                       "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

                       "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

                       "reasonable best efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                       "Securities Act" means the Securities Act of 1933, as amended.

                       "Taxes" means any income Taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other Tax imposed by any United States federal, state, or local (or any foreign or provincial) Taxing authority, including any interest, penalties, or additions attributable thereto.

                       "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

                       "to the best knowledge of Seller and the Company" (or similar references to Seller and the Company's knowledge) means the actual knowledge of or receipt of notice (oral or written) by any of Seller or the Company's executive officers, as such knowledge has been obtained in the normal conduct of the business of the Company or in connection with the preparation of the Schedules to this Agreement and the furnishing of information to Buyer as contemplated by this Agreement, after having made a reasonable investigation of the accuracy of the representations and warranties made by Seller and the Company in this Agreement or in any document, certificate, or other writing furnished by Seller or the Company to Buyer pursuant hereto or in connection herewith.

                       "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

         13.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in
Section 13.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:


         Defined Term                                                           Section Reference
         ------------                                                           -----------------
Accountants                                                                     1.3
agreements                                                                      3.25

Applicable Environmental Laws                                                   3.27
associate                                                                       3.30
Audited Financial Statements                                                    3.10
Benefit Arrangements                                                            3.26
Buyer                                                                           Preamble
Buyer Group                                                                     11.2
CERCLA                                                                          3.27
Closing                                                                         2.1
Closing Date                                                                    2.1
Closing Statement                                                               1.3
Damages                                                                         11.2
Disposal                                                                        3.27
Effective Date                                                                  2.2
Employment Agreements                                                           6.3
Escrow Agreement                                                                1.4
Financial Statements                                                            3.10
Hazardous Substance                                                             3.27
Latest Balance Sheet                                                            3.10
Lease Agreements                                                                6.6
Medical Plan                                                                    3.26
Net Worth of the Company                                                        1.3
Promissory Note                                                                 1.2
Purchase Price                                                                  1.2
RCRA                                                                            3.27
Real Property                                                                   3.18
Release                                                                         3.27
Seller                                                                          Preamble
Seller Group                                                                    11.3
Shares                                                                          Preamble
Solid Waste                                                                     3.27
Straddle Period                                                                 7.1
Unaudited Financial Statements                                                  3.10
Unaudited Interim Financial Statements                                          3.10


                           [Signature page to follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                            SOLVESON CRANE RENTAL, INC.


                                            By:
                                               ---------------------------------
                                               Harvey Solveson
                                               Chief Financial Officer



                                            SOLVESON FAMILY REVOCABLE TRUST (DTD
                                            8/14/90)


                                            By:
                                               ---------------------------------
                                               Harvey Solveson
                                               Trustee



                                            CRESCENT MACHINERY COMPANY


                                            By:
                                               ------------------------------
                                            Name:
                                                 ----------------------------
                                            Title:
                                                 ----------------------------